                                                                    EXHIBIT 11.2

                            PAGEMART WIRELESS, INC.


                                                       FOR THE THREE MONTHS ENDED JUNE 30, 1995
                                                       ----------------------------------------
                                                         NUMBER       PERCENT       EQUIVALENT
                                                       OF SHARES    OUTSTANDING       SHARES
                                                       ----------   -----------    -----------
COMMON STOCK
   From Founders' Stock                                 2,300,000      100.00%       2,300,000
   Stock Options Exercised                                479,992       99.77%         478,865
   Preferred Stock Converted to Common Stock           15,310,943      100.00%      15,310,943
   1994 Common Stock Offerings                         11,242,857      100.00%      11,242,857
   1995 Common Stock Offerings                          4,323,874       63.42%       2,742,147
   Impact of warrants, options and shares issued
     the year preceding the initial public offering     1,033,577      100.00%       1,033,577
                                                       ----------                 ------------
                                                       34,691,243                   33,108,389


WEIGHTED AVERAGE SHARES OUTSTANDING                                                 33,108,389

NET LOSS FOR NET LOSS PER SHARE                                                   ($14,024,000)

NET LOSS PER SHARE                                                                      ($0.42)
                                                                                   ============

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